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                                                                      EXHIBIT 11

                            THE TIMES MIRROR COMPANY

                       COMPUTATION OF EARNINGS PER SHARE
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                    FOURTH QUARTER
                                                                   ENDED DECEMBER 31
                                                              ---------------------------
                                                                 1997            1996
                                                              -----------    ------------
BASIC
Average shares outstanding..................................   88,106,246      98,183,269
                                                              ===========    ============
Net income..................................................  $    72,169    $     78,679
Preferred dividend requirements.............................       (5,424)        (10,912)
                                                              -----------    ------------
Earnings applicable to common shareholders..................  $    66,745    $     67,767
                                                              ===========    ============
Basic earnings per common share.............................  $       .76    $        .69
                                                              ===========    ============

DILUTED
Average shares outstanding..................................   88,106,246      98,183,269
Common shares assumed issued upon conversion of Series B
  preferred stock...........................................                    7,789,276
Common shares assumed issued upon conversion of LYONs.......    2,914,000
Dilutive stock options based on the treasury stock method
  using average market price................................    2,350,629       3,595,123
                                                              -----------    ------------
          Total.............................................   93,370,875     109,567,668
                                                              ===========    ============
Net income..................................................  $    72,169    $     78,679
Preferred dividend requirements.............................       (5,424)         (8,236)
Interest expense on LYONs, net of tax.......................        1,403
                                                              -----------    ------------
Earnings applicable to common shareholders..................  $    68,148    $     70,443
                                                              ===========    ============
Diluted earnings per common share...........................  $       .73    $        .64
                                                              ===========    ============
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